SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ X ]	Preliminary Proxy Statement

[   ]	Confidential, for Use of the Commission Only (as permitted
      by Rule 14a-6(e)(2))

[   ]	Definitive Proxy Statement

[   ]	Definitive Additional Materials

[   ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

INNOVO GROUP INC.

(Name of Registrant as Specified In Its Charter)



(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[   ]	No fee required.

[ X ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.

(1) 	Title of each class of securities to which transaction
     applies:



(2) 	Aggregate number of securities to which transaction applies:



(3) 	Per unit price or other underlying value of transaction
     computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



(4) 	Proposed maximum aggregate value of transaction:



(5) 	Total fee paid:




[   ]	Fee paid previously with preliminary materials.

[   ]	Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) 	Amount previously paid:



(2) Form, Schedule or Registration Statement No.:



(3) Filing Party:



(4) Date Filed:




INNOVO GROUP INC.
1808 North Cherry Street
Knoxville, Tennessee 37917
(423) 546-1110


March 15, 1999

Dear Stockholder:

You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Innovo Group Inc. to be held on Tuesday, March 30, 1999 at 10:00 a.m. (local time) at the offices of the Company, 1808 North Cherry Street, Knoxville, Tennessee.

At this meeting, you will be asked to vote, in person or by proxy, on the following matters:

(1)	the election of eight directors to serve on the Board of
Directors for a one-year term;

(2)	the approval of, as separate matters, amendments to the
Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock and to authorize shares of preferred stock;

(3)	the ratification of the appointment of BDO Seidman, LLP as the
Company's independent auditors; and

(4)	any other business as may properly come before the meeting or any adjournments thereof. The official Notice of Meeting, Proxy Statement and form of proxy are included with this letter. The matters listed in the Notice of Meeting are described in detail in the accompanying Proxy Statement.

Regardless of your plans for attending in person, it is important that your shares be represented and voted at the 1999 Annual Meeting. Accordingly, you are urged to complete, sign and mail the enclosed proxy card as soon as possible.

Sincerely,



Samuel J. Furrow
Chairman and Chief Executive Officer






INNOVO GROUP INC.
1808 North Cherry Street
Knoxville, Tennessee 37917
(423) 546-1110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 30, 1999

NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders
(the "Annual Meeting") of Innovo Group Inc. (the "Company") will be held on Tuesday, March 30, 1999 at 10:00 a.m. (local time) at the offices of the Company, 1808 North Cherry Street, Knoxville, Tennessee, to consider and act upon the following proposals:

1.	To elect eight directors to serve on the Board of Directors
for one-year terms and until their respective successors are elected and qualified;

2.	To approve and adopt an amendment to Article Fourth of the
Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's common stock from 7,000,000 to 15,000,000 shares;

3.	To approve and adopt an amendment to Article Fourth of the
Company's Amended and Restated Certificate of Incorporation to authorize 5,000,000 shares of preferred stock with terms, conditions and preferences to be determined by the Company's Board of Directors;

4.	To ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for the fiscal year ending November 30, 1999; and

5.	To transact such other business as may properly come before
the Annual Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on February
26, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of the Company's common stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of the Company's stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days before the Annual Meting at the Company's offices. All stockholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors


Samuel J. Furrow
Chairman and Chief Executive Officer
Knoxville, Tennessee
March 15, 1999

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

INNOVO GROUP INC.
1808 NORTH CHERRY STREET
KNOXVILLE, TENNESSEE 37917

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MARCH 30, 1999


SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are being furnished, on or about March 15, 1999, to the stockholders of Innovo Group Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 1999 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, March 30, 1999 at 10:00 a.m. (local time) at the offices of the Company, 1808 North Cherry Street, Knoxville, Tennessee, and any adjournment thereof.

If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED: (I) "FOR" PROPOSAL 1 TO ELECT THE BOARD OF DIRECTORS' SEVEN NOMINEES FOR DIRECTOR; (II) "FOR" PROPOSALS 2 AND 3 TO APPROVE, AS SEPARATE ITEMS, AMENDMENTS TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK TO 15,000,000 SHARES AND TO AUTHORIZE 5,000,000 SHARES OF PREFERRED STOCK; AND (III) "FOR" PROPOSAL 4 TO RATIFY THE BOARD OF DIRECTORS' APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY'S INDEPENDENT AUDITORS. If any other matters are properly brought before the Annual Meeting, proxies will be voted in the discretion of the proxy holders. The Company is not aware of any other matters to be presented at its Annual Meeting.

The cost of soliciting proxies in the form enclosed herewith will be borne entirely by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by Directors, officers and regular employees of the Company, without extra remuneration, by personal interviews, telephone, telegraph or otherwise. The Company will request persons, firms and corporations holding shares in their name or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

The securities that may be voted at the Annual Meeting consist of shares of common stock, par value $.10 per share ("Common Stock"), of the Company. Each outstanding share of Common Stock entitles its owner to one vote on each matter as to which a vote is taken at the Annual Meeting.
The close of business on February 26, 1999 has been fixed by the Board of Directors as the record date (the "Record Date") for determination of stockholders entitled to vote at the Annual Meeting. On the Record Date, 5,432,113 shares of Common Stock were outstanding and entitled to vote. The presence, in person or by proxy, of the holders of at least a majority of the shares of Common Stock issued and outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the Annual Meeting.

Assuming the presence of a quorum at the Annual Meeting, a plurality vote is required for the election of a Director, the affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the amendments to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), and the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to ratify the appointment of BDO Seidman, LLP as the Company's independent public accountants for the 1999 fiscal year. Unless otherwise required by law or the Company's Certificate of Incorporation or the Company's Amended and Restated Bylaws (the "Bylaws"), any other matter put to a stockholder vote will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.

Abstentions and broker non-votes will be treated as shares that are present, in person or by proxy, and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. Because abstentions will be counted for purposes of determining the shares present or represented at the Annual Meeting and entitled to vote, abstentions will have the same effect as a vote "against" Proposals 2, 3 and 4. Abstentions on Proposal 1 will not have any effect on the approval of Proposal 1. Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matter and, assuming presence of a quorum, will not affect whether any proposal other than Proposals 2 and 3 is approved at the Annual Meeting.

The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder's proxy. Stockholders may, however, revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT.


ELECTION OF DIRECTORS
(PROPOSAL 1)

The Bylaws provide that the Board of Directors shall consist of not fewer than three Directors, with the exact number of Directors (subject to such minimum and any range of size established by the Company's stockholders) to be determined by resolution of the Board of Directors.
 The Board of Directors currently consists of eight Directors. At the Annual Meeting, seven Directors will be elected to serve one-year terms.
 The Board of Directors' nominees for election are set forth below.

Unless otherwise instructed on the proxy, properly executed proxies will be voted for the election as Directors of all of the nominees set forth below. The Board of Directors believes that all such nominees will stand for election and will serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board of Directors may recommend. Directors will be elected by a plurality vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF
ITS NOMINEES FOR DIRECTORS.

Information as to Nominees

The following table sets forth certain information regarding the persons nominated for election as Directors of the Company as of February 21, 1998.

Name		   				                 Age		Position with the Company

Samuel J. (Sam) Furrow 		   		57		 Chairman of the Board
                                   Chief Executive Officer,
                                   Director

Patricia Anderson-Lasko (2)			39 	 President, Director

L.E. (Butch) Smith	        			51			Director

Daniel A. (Dan) Page	      			49			Chief Operating Officer, Director

Samuel J. (Jay) Furrow, Jr.			25			Vice President, Director

Robert S Talbott (1)(2)(3)	 		45			Director

Herb Newton (1)(2)(3)	     			48			Director

Marc B. Crossman (1)(2)(3) 			27			Director
____________________

(1)	Member of the audit committee of the Board of Directors.
(2)	Member of the executive compensation committee of the Board of Directors.
(3)	Member of the stock option committee of the Board of Directors.


Following is information with respect to the business experience for at least the last five years and certain other information regarding each of the nominees for election as a Director.

Samuel J. (Sam) Furrow became a Director in April 1998 and the
Company's Chairman and Chief Executive Officer, succeeding Butch Smith, in October 1998. Mr. Furrow has also been the Chairman of Furrow Auction Company (a real estate and equipment sales company) since April 1968, Chairman of Furrow-Justice Machinery Corporation (a six-branch industrial and construction equipment dealer) since September 1983, Owner of Knoxville Motor Company - Mercedes Benz since December 1980 and of Land Rover of Knoxville since July 1997. Mr. Furrow has been a Director of Southeastern Advertising Inc. (an advertising agency) since April 1968, a Director of First American National Bank since September 1993, and of Goody's Family Clothing, Inc, a publicly traded retail clothing store chain, since 1995. Sam Furrow is Jay Furrow's father.

Patricia Anderson-Lasko has been President and a Director of the Company since August 1990, and President of Innovo since she founded that company in 1987. From August 1990 until August 1997, Ms. Anderson-Lasko was also the Chairman and Chief Executive Officer of the Company.

L. E. (Butch) Smith became the Chairman and Chief Executive Officer and a Director of the Company in August 1997 and served in that position until October 1998. For more than five years prior thereto and since leaving the Company, Mr. Smith has served as the president of Smith & Smith, Inc., a privately held company engaged in real estate investing in Tennessee. Mr. Smith is also the managing partner of Forbus Capital, LLC, Capital Management, LLC and Crawford Properties, LLC, each of which is a privately held real estate investment company.

Daniel A. Page became the chief operating officer and a Director of the Company in August 1997. From June 1993 until August 1997, Mr. Page was the principal operating and executive officer of Southeast Mat Company, a privately held manufacturer of automobile floor mats. Prior thereto Mr. Page was the president of Tennessee Properties Company, a privately held real estate development company.

Samuel J. (Jay) Furrow, Jr. became the Company's Vice President for Corporate Development and In-House Counsel in July 1998 and a Director in January 1999. Mr. Furrow is an attorney. Prior to joining the Company, Mr. Furrow attended the Southern Methodist University School of Law beginning in August of 1995 and graduating with a J.D. in May 1998. Mr. Furrow attended Vanderbilt University beginning in 1991 and graduating with a BS degree in Political Science and Business in 1995. Jay Furrow is Sam Furrow's son, and the President of StanRo Development, a real estate development company.

Robert S. Talbott, an attorney, joined the Board of Directors in August 1998. He has served as President of Holrob Investments, LLC, a company engaged in the acquisition, development, management and leasing of real property, since 1997. From 1985 through 1997, Mr. Talbott served as Executive Vice President and President of Horne Properties, Inc., where he was involved in the acquisition and development of over 100 shopping centers. He also serves as a member of the Public Building Authority of Knoxville, Tennessee, as a member of the Knoxville Industrial Development Board, as a Director of the Knoxville Chamber of Commerce and as Chairman of the St. Mary's Foundation. Mr. Talbott also serves as a Director of Excel Legacy Corporation, a real estate investment company the stock of which is listed on the American Stock Exchange.

Herb J. Newton became a Director of the Company in August 1997. Mr. Newton's principal occupation for in excess of the last five years has been the ownership of retail automobile dealer franchises.

Marc B. Crossman has been a Director since January 1999.  Mr.
Crossman has also been a Vice President and Equity Analyst with J.P. Morgan Securities Inc., New York, New York, since January 1999, and was previously a Director and Equity Analyst with CIBC Oppenheimer Corp. from August 1997 through January 1999 and an Equity Analyst with Dain Rauscher Wessels from September 1994 through August 1997.

Each of the Company's Directors is elected at the annual meeting of stockholders and serves until the next annual meeting and until a successor has been elected and qualified or their earlier death, resignation or removal. Vacancies in the Board of Directors are filled by a majority vote of the remaining members of the Board of Directors.

Executive officers of the Company are elected on an annual basis and serve at the discretion of the Board of Directors.

Smith Group Stock Purchase Agreement and Related Voting Agreement

On August 13, 1997, the Company issued 675,000 shares of Common
Stock to a group of investors (the "Smith Group") comprised of L.E. Smith, Dan Page, J. Eric Hendrickson and Herb Newton. The Smith Group paid $1,350,000 for those shares. The purchase by the Smith Group was made pursuant to a Stock Purchase Agreement (the "Smith Group Stock Purchase Agreement") entered into by the members of the Smith Group, the Company and Patricia Anderson-Lasko. Under the terms of the Smith Group Stock Purchase Agreement, each of the members of the Smith Group was elected to the Board of Directors, and the Company agreed to nominate the members of the Smith Group as the Company's nominees for election as Directors for its next annual stockholders' meeting.

As a condition to Smith Group Stock Purchase Agreement, Ms.
Anderson-Lasko entered into a voting agreement (the "Voting Agreement") with the Smith Group. Under the Voting Agreement, Ms. Anderson-Lasko has agreed to vote, in the manner directed by the Smith Group, such number of shares of Common Stock as to which she has sole voting power as equals one-half of the excess, if any, of the number of shares of Common Stock as to which Ms. Anderson-Lasko has sole voting power over the number of shares of Common Stock as to which the Smith Group has sole or shared voting power. However, Ms. Anderson-Lasko is not required to vote any shares as directed by the Smith Group unless the Company's net income has increased (or net loss decreased). That determination is made based on the reports filed by the Company under the Securities Exchange Act of 1934 (the "1934 Act") for the twelve month period ending as of the latest fiscal quarter for which a quarterly report or annual report has been filed by the Company under the 1934 Act as of the applicable voting date compared to the same year-earlier period. Additionally, Ms. Anderson-Lasko is not required to vote as directed by the Smith Group if such vote would be contrary to a recommendation of the Company's Board of Directors. The Voting Agreement has a term of two years. As of the date of this Proxy Statement, Ms. Anderson-Lasko would, under the formula in the Voting Agreement, not be required to vote any shares as directed by the Smith Group.

Corporate Governance and Other Matters

The Board of Directors conducts its business through meetings and through its committees. The Board of Directors acts as a nominating committee for selecting candidates to stand for election as Directors. Other candidates may also be nominated by any stockholder, provided such other nomination(s) are submitted in writing to the Secretary of the Company no later than 120 days prior to the anniversary date of the prior year's annual meeting of stockholders at which Directors were elected, together with the identity of the nominator and the number of shares of the Company's stock owned, directly and indirectly, by the nominator. No such nominations have been received as of the date hereof in connection with the Annual Meeting.

The Board of Directors currently has three committees, the Audit
Committee, the Executive Compensation Committee and the Stock Option Plan Committee.

The Audit Committee, among other things, recommends the firm to be appointed as independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants. The current members of the Audit Committee are Messrs. Talbott, Crossman and Newton. The Executive Compensation Committee reviews and recommends the compensation arrangements for management of the Company. The current members of the Executive Compensation Committee are Messrs. Talbott, Crossman and Newton and Ms. Anderson-Lasko. The Stock Option Committee administers the Company's 1991 Stock Option Plan (the "1991 Stock Option Plan"). The current members of the Stock Option Committee are Messrs. Talbott, Crossman and Newton.

During the year ended November 30, 1998, the Board of Directors held six meetings. No Committee meetings were held during the same period because all business was voted on by all Board members that were present. No incumbent Director attended fewer than 75% of the total number of meetings of the Board of Directors.

Director Compensation

Directors do not receive a fee for attending the meetings of the Board of Directors and any of its Committees. All Directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending Board meetings.

Mr. Furrow received a grant of nonqualified stock options to purchase 100,000 shares of Common Stock at an exercise price of $4.75 per share upon becoming a Director in March 1998. The options vest and become exercisable at the rate of 2,083 shares per month served. Mr. Talbott also received a grant of nonqualified stock options to purchase 100,000 shares of Common Stock at an exercise price of $4.75 per share and with the same vesting schedule upon becoming a Director in August 1998.

Executive Compensation and Other Information

Summary Compensation Table. The following table sets forth the compensation paid to the Chief Executive Officers of the Company during 1998 and to the other executive officer of the Company who received annual compensation in excess of $100,000 during 1998 (the "Named Executive Officers") during fiscal years 1998, 1997 and 1996.


	Summary Compensation Table

                                    Annual
                                Compensation(1)       Long-term Compensation

Name and                                             Other Annual      Options/
Principal Position        Year   Salary    Bonus    Compensation(5)      SARs

Samuel J. Furrow,
Chairman and CEO(2)       1998     --        --          --            100,000

Patricia Anderson-Lasko,  1998  $188,493     --          --               --
President                 1997   157,500     --        $4,070             --
                          1996   171,354(4)  --         1,346             --

L.E. Smith, Former        1998    29,375     --          --               --
Chairman and CEO(3)       1997     8,981     --          --            160,000


(1)	No executive officers received or held restricted stock awards during fiscal 1998, 1997 or 1996.

(2)	Mr. Furrow's employment by the Company began in October 1996 with no salary. Mr. Furrow received a grant of nonqualified stock options to purchase 100,000 shares of Common Stock at an exercise price of $4.75 per share upon becoming a Director in March 1998.
The options vest and become exercisable at the rate of 2,083 per month through 2002.

(3)	Mr. Smith was employed by the Company as its Chairman and Chief
Executive Officer from August 1997 through November 1998. In connection with his employment, Mr. Smith was granted 160,000 in nonqualified stock options with an exercise price of $3.315 per share. All the options became vested upon Mr. Smith leaving the Company's employment in November 1998. See "Employment
Agreements" below.

(4)	At the request of the Company, Ms. Anderson-Lasko deferred the payment of $51,000 of her fiscal 1995 salary until fiscal 1996.

(5)	During fiscal 1998, 1997 and 1996 Ms. Anderson-Lasko received life insurance benefits in the aggregate amounts of $0, $4,070 and $1,346, respectively.

Option Grants. The following table sets forth information with respect to grants of stock options to the Named Executive Officers who received option grants during 1998.

Option/SAR Grants in 1998 (Individual Grants)

                                                                                 Potential Realizable Value at
                                 Percent of Total                                Assumed Annual Rates of
                    Options/       Options/SARs        Exercise                  Stock Price Appreciation for
                      SAR      Granted to Employees       or       Expiration           Option Term
Name                Granted #     in Fiscal Year      Base Price      Date            5%($)         10%($)

Samuel J. Furrow     100,000            80%             $4.75       3/31/2003        $102,365      $220,448


(1) Based on a closing price per share of $4.75 for the Common Stock on March 1, 1998 as reported by the Nasdaq SmallCap Market. The 5% and 10% assumed rates of appreciation are specified by the SEC. There can be no assurance that the market price of the Common Stock will appreciate.

Option Exercises and Fiscal Year-End Values. The following table sets forth information with respect to the Named Executive Officers concerning the number of securities underlying unexercised options at 1998 year-end and the year-end value of all unexercised in-the-money options held by such individuals. None of the Named Executive Officers exercised any options during the fiscal year ended November 30, 1998.

Aggregated Option/SAR Exercised in 1998 and Year-end Option/SAR Values


                     Shares                 Number of Unexercised        Value of Unexercised
                    Acquired               Options/SARs at FY-End     In-the-Money Options/SARs
                       on       Value         (#) Exercisable/             ($) Exercisable/
Name                Exercise   Realized        Unexercisable                Unexercisable
Samuel J. Furrow       0          0           18,747 / 81,253            Not applicable(1)

L.E. Smith             0          0          160,000 / 0                 Not applicable(1)

(1) Based on a closing price per share of $1.4375 for the Common Stock on November 30, 1998 as reported by the Nasdaq SmallCap Market.

Employment Agreements

In August 1997, and as required by the Smith Group Stock Purchase Agreement, the Company entered into employment agreements with L. E. Smith, Dan Page, Eric Hendrickson and Patricia Anderson-Lasko. The agreements expire in August 1999, but provide that the terms may be extended for additional one-year periods, starting in August 1999, at the election of the parties. The employment agreements provide that L. E. Smith, Dan Page, Eric Hendrickson and Patricia Anderson-Lasko will be employed as the chief executive officer, chief operating officer, treasurer and president, respectively, of the Company at annual base salaries of $30,000, $30,000, $70,000 and $157,000, and that they will be eligible for increases in salary, other bonuses and payments as the Board of Directors directs. Mr. Smith was also granted 160,000 non-qualified stock options and Mr. Page received a grant of 120,000 non-qualified stock options vesting over 24 months. Vested options remain exercisable until August 2002 at a price of $3.315 per share, which represents the split-adjusted market price of the Common Stock at the time the terms of the employment contracts and options were agreed to in a letter of intent signed by the Smith Group, the Company, and Ms. Anderson-Lasko.

The employment agreements contain provisions requiring certain severance payments in the event the Company terminates employment other than for cause, death or disability. In such event, after 60 days notice, the officers are entitled to a severance payment equal to the annual salary provided for in their agreements. In connection with the succession by Sam Furrow to the position of Chairman and Chief Executive Officer, Mr. Smith and the Company agreed to terminate Mr. Smith's employment agreement without requiring any severance payment. However, the Company agreed that all 160,000 nonqualified stock options granted to Mr. Smith in November 1997 that would have vested through November 1999 would be fully vested in November 1998.

Stock Bonus Plan

The Board of Directors has authorized and may in the future authorize the issuance of restricted stock to certain employees of the Company.

Certain Relationships And Related Transactions

The Company has adopted a policy requiring that any material transactions between the Company and persons or entities affiliated with officers, Directors or principal stockholders of the Company be on terms no less favorable to the Company than reasonably could have been obtained in arms' length transactions with independent third parties.

On September 13, 1998, the Company entered into an agreement with Confident Colors LLC, a company formed by Scott Parliament, a former officer and Director of the Company, Jane Silk, the former chief operating officer of Thimble Square, Inc. (a Company subsidiary) and the daughter of former Company Director Eleanor Swartz, and others, to lease to Confident Colors one of Thimble Square's Baxley, Georgia facilities and equipment and to allow it to succeed to all of Thimble Square's business and operations. The rental for the Baxley facility is $36,000 annually. The Company sold Thimble Square's equipment used in the Baxley facility to Confident Colors LLC for $30,000 on January 13, 1999. The Board of Directors, of which Eleanor Swartz was no longer a member, unanimously approved the Thimble Square lease agreement.

On October 20, 1998, the Company completed the issuance and sale to Furrow-Holrob Development II, LLC, a company owned 50% by Samuel J. Furrow and 50% by an entity controlled by Robert S. Talbott, of 899,000 shares of Common Stock (or approximately 19.9% of the outstanding shares of Common Stock after giving effect to the issuance) at a price of $2.00 per share.
 Messrs. Furrow and Talbott were Directors at the time of the sale, and Mr. Furrow had not yet become the Company's Chairman and Chief Executive Officer. The price per share exceeded the price per share as reported by the Nasdaq SmallCap Market prior to the date that the Company had entered into a Stock Sale Agreement with respect to the sale of shares. The Board of Directors, with Messrs. Furrow and Talbott excusing themselves from deliberations and not voting, unanimously approved the stock sale. The shares are "restricted" securities for purposes of Rule 144 promulgated under the Securities Act of 1933, but are subject to agreed upon "piggyback" and demand registration rights that would allow public resales of the purchased shares. However, generally no more than 37,500 of the shares may be sold in any calendar month under the terms of the Stock Sale Agreement.

On October 7, 1998, the Company entered into a Warehouse Lease
Agreement with Furrow-Holrob Development II, LLC pursuant to which the Company has leased the 78,900 square foot plant that now houses the Company's executive offices and its manufacturing, administrative and shipping facilities. The "triple net" lease provides for an annual base rental rate of $2.00 per square foot, or $157,800 annually, plus a pro rata share of real estate taxes, insurance premiums and common area expenses, with an initial five-year term and two Company five-year renewal options (subject to agreement on any change in the base rental rate). The Board of Directors, with Messrs. Furrow and Talbott excusing themselves from deliberations and not voting, unanimously approved the Warehouse Lease Agreement.

Pursuant to the 1997 Stock Purchase Right Award awarded to her in February 1997, Ms. Anderson-Lasko purchased 250,000 shares of Common Stock (the "1997 Award Shares") with payment made by the execution of a non-recourse note (the "Note") to the Company for the exercise price of $2.8125 per share ($703,125 in the aggregate). The Note is due, without interest, on April 30, 2002, and is collateralized by the 1997 Award Shares. Ms. Anderson-Lasko may pay or prepay (without penalty) all or any part of the Note by (i) the payment of cash, or (ii) the delivery to the Company of other shares of Common Stock (other than the 1997 Award Shares) that Ms. Anderson-Lasko has owned for a period of at least six months, which shares would be credited against the Note on the basis of the closing bid price for the Common Stock on the date of delivery.

Section 16 Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's Directors, officers and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Directors, officers and greater than ten percent beneficial owners are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such forms furnished to the Company and certain of the Company's internal records, or upon written representations that no Form 5s were required, the Company believes that during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to its Directors, officers and greater than ten percent beneficial owners were satisfied with the exception that Robert
S. Talbott and Samuel J. Furrow each failed to file one report on a timely basis.

APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF
INCORPORATION TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK
(PROPOSAL 2)

On February 22, 1999, the Board of Directors adopted an amendment to Article Fourth of the Certificate of Incorporation, subject to stockholder approval at the Annual Meeting, to increase the number of authorized shares of Common Stock to 15,000,000 shares from 7,000,000 shares. At the Annual Meeting, the stockholders of the Company will be asked pursuant to Proposal 2 to consider and vote on the proposed amendment to Article Fourth. The amended and restated form of Article Fourth of the Certificate of Incorporation as proposed is attached to this Proxy Statement as Attachment A. Attachment A also contemplates approval of Proposal 3 to authorize 5,000,000 shares of preferred stock, par value $.10 per share (the "Preferred Stock"), with a resulting increase in the Company's total authorized shares of capital stock to 20,000,000 from 7,000,000. The amendment also deletes the language included in the Certificate to effect the one-for-ten reverse stock split completed in September 1998. If Proposal 2 is approved and Proposal 3 is not approved, appropriate adjustments to the form of the amendment set forth in Attachment A will be made.

The Board of Directors recommends that the stockholders of the Company adopt Proposal 2. If Proposal 2 is approved by the stockholders at the Annual Meeting, the proposed amendment to the Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware, which is expected to occur promptly after the Annual Meeting. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of approving the proposed amendment to Article Fourth of the Certificate of Incorporation to increase the number of authorized shares of Common Stock to 15,000,000.
 The affirmative vote of a majority of the shares of Common Stock outstanding as of the Record Date is required to approve Proposal 2.

The Certificate of Incorporation currently authorizes 7,000,000 shares of Common Stock, of which 5,432,113 shares of Common Stock were issued and outstanding on the Record Date. As of the Record Date, 620,076 shares of Common Stock were subject to issuance upon exercise of outstanding options previously issued by the Company.


The Board of Directors believes that the proposed increase in the authorized shares of Common Stock is desirable to enhance the Company's flexibility in connection with possible future actions, such as stock splits, stock dividends, acquisitions, financing transactions, employee benefit plan issuances, and such other corporate purposes as may arise. Having such authorized Common Stock available for issuance in the future will give the Company greater flexibility and will allow additional shares of Common Stock to be issued without the expense and delay of a stockholders' meeting. Such a delay might deny the Company the flexibility the Board views as important in facilitating the effective use of the Company's securities. The rules of the National Association of Securities Dealers, Inc. ("NASD") currently require stockholder approval by issuers of securities quoted on the Nasdaq SmallCap Market, on which the Common Stock is currently quoted, as to the issuance of shares of common stock or securities convertible into common stock in several instances, including actions resulting in a change of control of the company, acquisition transactions involving Directors, officers or substantial security holders where the present or potential issuance of such securities could result in an increase in outstanding common shares or voting power of 5% or more, acquisition transactions generally where the present or potential issuance of such securities could result in an increase in the voting power or outstanding common shares of 20% or more, and certain other sales or issuances of common stock (or securities convertible into or exercisable for common stock) in a non-public offering equal to 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. Exceptions to these rules may be made upon application to the NASD. In other instances, the issuance of additional shares of Common Stock remains within the discretion of the Board of Directors, without the requirement of further action by stockholders except as otherwise required by applicable law or any stock exchange on which the Company's securities may then be listed. The Company is not currently engaged in any negotiations with respect to the use of any shares of the additional authorized Common Stock, nor are there currently any commitments, arrangements, understandings or plans with respect to the issuance of such shares.

If the proposal to increase the authorized shares of Common Stock is approved, the additional authorized shares will be part of the existing class of such Common Stock and will increase the number of shares of Common Stock available for issuance by the Company, but will have no effect upon the terms of the Common Stock or the rights of the holders of such shares. If and when issued, the proposed additional authorized shares of Common Stock will have the same rights and privileges as the shares of Common Stock currently outstanding. Holders of Common Stock will not have preemptive rights to purchase additional shares of Common Stock.

The future issuance of additional shares of Common Stock on other than a pro rata basis may dilute the ownership of current stockholders. Such additional shares also could be used to block an unsolicited acquisition through the issuance of large blocks of stock to persons or entities considered by the Company's officers and Directors to be opposed to such acquisition, which might be deemed to have an anti-takeover effect (i.e., might impede the completion of a merger, tender offer or other takeover attempt). In fact, the mere existence of such a block of authorized but unissued shares, and the Board's ability to issue such shares without stockholder approval, might deter a bidder from seeking to acquire shares of the Company on an unfriendly basis. While the authorization of additional shares of Common Stock might have such effects, the Board of Directors of the Company does not intend or view the proposed increase in authorized Common Stock as an anti-takeover measure, nor is the Company aware of any proposed transactions of this type.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.


APPROVAL OF AN AMENDMENT TO THE CERTIFICATE
OF INCORPORATION TO AUTHORIZE
PREFERRED STOCK
(PROPOSAL 3)

On February 22, 1999, the Board of Directors adopted amendments to
Article Fourth of the Certificate of Incorporation, subject to stockholder approval at the Annual Meeting, to authorize 5,000,000 shares of Preferred Stock. At the Annual Meeting, the stockholders of the Company will be asked to consider and vote on the proposed amendments to Article Fourth of the Certificate of Incorporation, substantially in the form included in Attachment A hereto. The Board of Directors recommends that the stockholders of the Company adopt Proposal 3. If Proposal 3 is approved by the stockholders at the Annual Meeting, the proposed amendment to the Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware, which is expected to occur promptly after the Annual Meeting. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of approving the proposed amendment to Article Fourth of the Certificate of Incorporation to authorize the Preferred Stock. The affirmative vote of a majority of the shares of Common Stock outstanding as of the Record Date is required to approve Proposal 3. If Proposal 3 is approved and Proposal 2 above is not approved, appropriate adjustments to the form of the amendment set forth in Attachment A will be made.

If approved, the proposed amendment would allow the Company to issue preferred stock with such designations, rights and preferences as the Board of Directors determined from time to time and without requiring further approval or action by the Company's stockholders. Although the Board of Directors believes that the Preferred Stock would allow the Company enhanced flexibility in obtaining financing for the Company's operations on the best possible terms, any particular issuance or series of Preferred Stock could have preferences, voting powers, conversion rights, qualifications, special or relative rights, and privileges that could adversely affect the voting power or other rights of holders of shares of Common Stock. Preferred Stock could be issued with voting, conversion or other rights that could discourage possible acquirers of the Company from making a tender offer or other attempt to gain control of the Company, even if such transaction was generally favorable to the Company's stockholders. Satisfaction of any dividend preferences on outstanding Preferred Stock would also reduce the amount of funds available for the payment of dividends on the Common Stock. In addition, the holders of Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of the Common Stock. The Board of Directors has no present plans or understandings for the issuance of any Preferred Stock and does not intend to issue any Preferred Stock except on terms which the Board deems to be in the best interest of the Company and its stockholders.

The Board of Directors believes that authorizing shares of Preferred Stock is in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3


RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
(PROPOSAL 4)

The Board of Directors has appointed BDO Seidman, LLP ("BDO") as the Company's independent auditors for the fiscal year ending November 30, 1999, subject to ratification by stockholders at the Annual Meeting. Representatives of BDO will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and be available to respond to appropriate questions. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of ratifying the appointment of BDO to audit the books and accounts of the Company for the fiscal year ending November 30, 1999. The affirmative vote of a majority of the votes present in person or represented by proxy at the Annual Meeting is required to approve Proposal 6.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 4.





BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides information as of February 15, 1999 concerning beneficial ownership of Common Stock by (1) each person or entity known by the Company to beneficially own more than 5% of the outstanding Common Stock, (2) each Director and nominee for election as a Director of the Company, (3) each Named Executive Officer, and (4) all Directors and executive officers of the Company as a group. The information as to beneficial ownership has been furnished by the respective stockholders, Directors and executive officers of the Company, and, unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                         Shares Beneficially Owned (1)
Name			                       		         Number	        	     	Percent

Samuel J. (Sam) Furrow	               	923,996 (2)	 	     	     16.1%
1808 North Cherry Street
Knoxville, Tennessee  37917

L.E. Smith (3)	                    				445,533 (4)(5)	    		     7.7%
1808 North Cherry Street
Knoxville, Tennessee  37917

Patricia Anderson-Lasko	             		286,143 (6)(7)(8) 			     5.0%
1808 North Cherry Street
Knoxville, Tennessee  37917

Daniel A. Page (3)		                 		358,833	(9)	        	     6.2%
1808 North Cherry Street
Knoxville, Tennessee  37917

J. Eric Hendrickson (3)			             	50,000				                *

Samuel J. (Jay) Furrow, Jr.          			28,014				                *

Robert S. Talbott                  				917,900 (2)         	     16.0%
Tyson Place, Suite Three
2607 Kingston Pike
Knoxville, Tennessee  37919

Herb J. Newton (3)                 				176,833	            		     3.1%

Marc B. Crossman, Director	            		1,500			    	             *

All Executive Officers	           			2,222,176 (3)(4)(5)(6)(9)	  	38.7%
and Directors as a Group (5)
(10 persons)
_________________

* Less than 1%.


(1)	Pursuant to the rules of the Securities and Exchange Commission, certain shares of the Company's common stock that a beneficial owner set forth in this table has a right to acquire within 60 days of the date hereof pursuant to the exercise of options or warrants for the purchase of shares of common stock are deemed to be outstanding for the purpose of computing the percentage ownership of that owner but are not deemed outstanding for the purpose of computing percentage ownership of any other beneficial owner shown in the table. Shares outstanding and eligible to vote exclude 200,000 shares held as an appeal bond for the Company's appeal of the Tedesco litigation (see
Note 10 of Notes to Consolidated Financial Statements). Under the terms of the bond, such shares are not eligible to vote.

(2)	899,000 of such shares are owned by Furrow - Holrob Development II,
LLC, which is owned 50% by Samuel J. Furrow and 50% by Holrob
Investments, LLC, which is controlled by Robert S. Talbott.

(3)	Messrs. Smith, Page, Hendrickson and Newton are deemed to be a
"group" (the "Smith Group") for purposes of Section 13(d) of the Exchange Act. In certain circumstances the Smith Group may be entitled to direct the manner in which shares owned by Patricia Anderson-Lasko are voted, and the Smith Group holds rights of first refusal with respect to certain shares of common stock. See
"Election of Directors (Proposal One) Smith Group Stock Purchase Agreement and Related Voting Agreements."

(4)	Includes 245,833 shares owned by Forbus Investments, L.P., a limited partnership comprised of members of the family of Mr. Smith. The management of Forbus Investments, L.P. resides in two general partner limited liability companies controlled by Mr. Smith. Mr.
Smith disclaims beneficial ownership of the shares owned by Forbus Investments, L.P.

(5)	Includes 160,000 shares subject to options exercisable by Mr. Smith.

(6)	Includes 7,943 shares owned by DWL International, a corporation in which Ms. Anderson-Lasko's spouse, Donald W. Lasko, holds a controlling interest.

(7)	Includes 250,000 shares purchased by Ms. Anderson-Lasko pursuant to the 1997 Stock Purchase Right Award, awarded to her in February
1997. Under the terms of the 1997 Stock Purchase Right Award, Ms. Anderson-Lasko was permitted to, and elected to, pay for the purchase of the 250,000 shares (the "1997 Award Shares") by the execution of a non-recourse note (the "Note") to the Company for the exercise price of $2.8125 per share ($703,125) in the aggregate).
The Note is due, without interest, on April 30, 2002, and is collateralized by the 1997 Award Shares purchased therewith. Ms.
Anderson-Lasko may pay or prepay (without penalty) all or any part of the Note by (i) the payment of cash, or (ii) the delivery to the Company of other shares of Common Stock (other than the 1997 Award
Shares) that Ms. Anderson-Lasko has owned for a period of at least six months, which shares would be credited against the Note on the basis of the closing bid price for the Common Stock on the date of delivery. The 1997 Award Shares will be forfeited and returned (at the rate of one shares per $2.8125) to the Company to the extent the
Note is not paid on or before its maturity; accordingly, the number of shares owned by Ms. Anderson-Lasko could decrease in the future.

(8)	In certain circumstances the Smith Group may be entitled to direct the manner in which shares owned by Ms. Anderson-Lasko are voted.
See "Election of Directors (Proposal 1) Smith Group Stock
Purchase Agreement and Related Voting Agreements."

(9)	Includes 90,000 shares subject to options exercisable, or which become exercisable within 60 days of the date hereof, by Mr. Page.

DATE OF SUBMISSION OF STOCKHOLDER PROPOSALS
TO BE INCLUDED IN PROXY MATERIALS

Any proposal or proposals intended to be presented by any stockholder at the 1999 Annual Meeting of Stockholders must be received by the Company by November 30, 1999 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

OTHER BUSINESS TO BE TRANSACTED

As of the date of this Proxy Statement, the Board of Directors knows of no other business which may come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.


A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR
ENDED NOVEMBER 30, 1998 ACCOMPANIES THIS PROXY STATEMENT. STOCKHOLDERS MAY OBTAIN, FREE OF CHARGE, AN ADDITIONAL COPY OF THE COMPANY'S 1998 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) BY WRITING TO INNOVO GROUP INC., ATTENTION: INVESTOR RELATIONS, 1808 NORTH CHERRY STREET, KNOXVILLE, TENNESSEE 37917. THE COMPANY WILL PROVIDE COPIES OF THE EXHIBITS TO THE FORM 10-K UPON PAYMENT OF A REASONABLE FEE.


INNOVO GROUP INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
HELD MARCH 30, 1999

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned stockholder of Innovo Group Inc. (the "Company") hereby appoints Campbell B. Lanier, III, Samuel J. Furrow, and Michael G. Misikoff, or any of them, with full power of substitution, as proxies to cast all votes, as designated below, which the undersigned stockholder is entitled to cast at the 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, March 30, 1999 at 10:00 a.m. (local time) at the offices of the Company, 1808 North Cherry Street, Knoxville, Tennessee, upon the following matters and any other matter as may properly come before the Annual Meeting or any adjournments thereof.

1.	Election of seven Directors to serve on the Board of Directors:

[   ]	FOR all the nominees listed above (except as marked to the
      contrary below).

[   ]	WITHHOLD AUTHORITY to vote for all the nominees listed above.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED
BELOW.)

____________________________________________________________________
__________

2.	Proposal to approve the amendment to Article Fourth of the Company's
Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock.

[   ]	FOR	[   ]	AGAINST	[   ]	ABSTAIN

3.	Proposal to approve the amendment to Article Fourth of the Company's
Amended and Restated Certificate of Incorporation to authorize the Preferred Stock.

[   ]	FOR	[   ]	AGAINST	[   ]	ABSTAIN

4.	Proposal to ratify the appointment of BDO Seidman, LLP as the independent auditors of the Company for the fiscal year ending
November 30, 1999.

[   ]	FOR	[   ]	AGAINST	[   ]	ABSTAIN


(Continued and to be dated and signed on reverse side.)



	(continued from other side)

This proxy, when properly executed, will be voted as directed by the undersigned stockholder and in accordance with the best judgment of the proxies as to other matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3 AND 4, AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES AS TO OTHER MATTERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1, AND "FOR" PROPOSALS 2, 3 AND 4.

The undersigned hereby acknowledges prior receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated March ___, 1999 and the Annual Report on Form10-K for the year ended November 30, 1998, and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

Date:  March ____ , 1999.



___________________________________________
_
Signature of Stockholder or Authorized
Representative

Please date and sign exactly as name
appears hereon.  Each executor,
administrator, trustee, guardian,
attorney-in-fact and other fiduciary
should sign and indicate his or her
full title.  In the case of stock
ownership in the name of two or more
persons, all persons should sign.


[   ]	I PLAN TO ATTEND THE MARCH 30, 1999 ANNUAL STOCKHOLDERS MEETING


PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO
ADDITIONAL EXPENSE.


ATTACHMENT A

INNOVO GROUP INC.

PROPOSED AMENDED ARTICLE FOURTH OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION


FOURTH:	(a)	The total number of shares of capital stock that
the Corporation shall be authorized to issue is 20,000,000 divided into two classes as follows: (i) fifteen million (15,000,000) shares of common stock having a par value of $.10 per share ("Common Stock"), and (ii) five million (5,000,000) shares of serial preferred stock in series having a par value of $.10 per share (the "Preferred Stock").

(b)	The Common Stock shall be subject to all of the
rights, privileges, preferences and priorities of the Preferred Stock as set forth herein and in the certificate of designations filed to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock. Whenever there shall have been paid, or declared and set aside for the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation. In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled. Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

(c)	The Board of Directors is authorized, subject to
limitations prescribed by the Delaware General Corporation Law and the provisions of this Amended and Restated Certificate of Incorporation, to provide by resolution or resolutions from time to time and filing a certificate pursuant to the applicable provision of the Delaware General Corporation Law, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designation, preferences, relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof.